EXHIBIT 10.5
FORM OF AMENDED AND RESTATED
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
This Amended and Restated Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between __________ (“Executive”) and Prosper Marketplace, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).
RECITALS
1.The Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that it is possible that the Company could terminate Executive’s employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction. The Committee also recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.
2.The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
3.The Committee further believes that it is in the best interests of the Company and its stockholders to provide senior executive officers of the Company, with at least three (3) years of employment with the Company, with an additional incentive to continue their employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
4.The Company and Executive previously entered into an offer letter dated ____________ (the “Offer Letter”), which provides for certain payments and/or benefits upon Executive’s termination of employment.
5.The Company and Executive wish to restate the terms of Executive’s severance and benefits (whether or not in connection with a Change in Control) and replace any and all such provisions providing for severance and/or change in control payments and/or benefits in the Offer Letter, as set forth below. All other terms and conditions of the Offer Letter will remain in full force and effect.
6.The Company and Executive previously entered into a Severance and Change in Control Agreement dated __________ (the “Original Agreement”), and the parties now wish to amend and restate the Original Agreement in its entirety as set forth herein.
7.Certain capitalized terms used in the Agreement are defined in Section 6 below.

8.AGREEMENT
9.NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination of employment not set forth in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses incurred and submitted in accordance with the Company’s Travel and Expense Policy, or pursuant to written agreements with the Company, including equity award agreements and this Agreement, with respect to potential severance benefits.
3.Severance Benefits.
(a)Termination without Cause or Resignation for Good Reason and not in Connection with a Change in Control. If (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, in each case at any time other than during the twenty-four (24)-month period immediately following a Change in Control, then, subject to Section 4, Executive will receive the following severance benefits from the Company:
(i)Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii)Severance Payment. Executive will receive a lump sum severance payment equal to the amount set forth below, as appliable , less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures:
A.In the event that the date of Executive’s termination of employment occurs prior to the one year anniversary of the Executive’s first day of employment, a lump sum severance payment equal to 6 months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment.
B. In the event that the date of Executive’s termination of employment occurs after the one year anniversary of the Executive’s first day of employment, a lump sum severance payment equal to 12 months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment.
(iii)Prior Annual and LTI Cash Plan Bonus Payments. If the Executive qualifies as a Tenured Executive (as defined below) as of the date of Executive’s termination of employment, then, to the extent not yet paid (including any delayed bonus that requires continued service for payment), Executive will receive, as and to the extent applicable, Executive’s actual (A) annual incentive compensation bonus with respect to the fiscal year prior to the fiscal year in which

Executive’s termination occurs, and (B) LTI Award(s) with respect to any completed LTI Performance Period, less all required tax withholdings and other applicable deductions.
(iv)Pro-Rated Annual Bonus Payment. If the Executive qualifies as a Tenured Executive as of the date of Executive’s termination of employment, then Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of Executive’s target annual bonus as in effect for the fiscal year in which Executive’s termination occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such fiscal year through and including the date of Executive’s termination, and the denominator of which shall be three-hundred and sixty-five (365), less all required tax withholdings and other applicable deductions.
(v)Pro-Rated LTI Cash Plan Bonus Payment. If the Executive qualifies as a Tenured Executive as of the date of Executive’s termination of employment, then, with respect to any open LTI Performance Period that commenced more than one (1) year prior to Executive’s separation, Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of Executive’s target LTI Award with respect to such period, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such applicable performance period through and including the date of Executive’s termination, and the denominator of which shall be the total number of days in such performance bonus period, less all required tax withholdings and other applicable deductions. For the avoidance of doubt, this clause (v) shall not apply with respect to any LTI Performance Period that commenced within one (1) year prior to Executive’s separation.
(vi)Continued Employee Benefits. In the event Executive qualifies as a Tenured Executive as of the date of Executive’s termination of employment, then, if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of 12 months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. COBRA reimbursements under this section will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(vii)Restricted Stock Units. In the event Executive qualifies as a Tenured Executive as of the date of Executive’s termination of employment, then, the Company will provide a cash payment, less all required tax withholdings and other applicable deductions, equal to: (x) the number of Restricted Stock Units granted to Executive under the Company’s Equity Plans that have met the time-based vesting requirement as of the date of Executive’s termination of employment as set forth in the award agreement evidencing the grant of the Restricted Stock Units multiplied by (y) the fair market value of an underlying share of Common Stock on such date, as determined based upon the most recent third-party valuation of the Common Stock for purposes of Code Section 409A, unless the Company determines in good faith that a more current arms’ length transaction that establishes the value of Common Stock based on a pending acquisition of the Company approved by the Company’s Board of Directors is more appropriate; provided that such alternative value determination is consistent with the requirements of Code Section 409A (the “RSU Payment”). Following the RSU Payment, Executive shall have no further rights with respect to any Restricted Stock Units granted under the Equity Plans, whether vested or not.

(viii)Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.
(b)Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If during the twenty-four (24)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 3(a) above:
(i)Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii)Severance Payment. Executive will receive a lump sum severance payment equal to 12 months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures.
(iii)Prior Annual and LTI Cash Plan Bonus Payments. If Executive qualifies as a Tenured Executive as of the date of Executive’s termination of employment, then, to the extent not yet paid (including any delayed bonus that requires continued service for payment), Executive will receive, as and to the extent applicable, Executive’s actual (A) annual incentive compensation bonus with respect to the fiscal year prior to the fiscal year in which Executive’s termination occurs, and (B) LTI Award(s) with respect to any completed LTI Performance Period, less all required tax withholdings and other applicable deductions.
(iv)Target Annual Bonus Payment. If Executive qualifies as a Tenured Executive as of the date of Executive’s termination of employment, then Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive’s full target annual bonus for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions.
(v)Target LTI Cash Plan Bonus Payment. If Executive qualifies as a Tenured Executive as of the date of Executive’s termination of employment, then Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of Executive’s full target LTI Award covering the performance period that begins in the year of termination of employment (or, if greater, covering the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions.
(vi)Continued Employee Benefits. In the event Executive qualifies as a Tenured Executive as of the date of Executive’s termination of employment, then, if Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of 12 months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to

Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(vii)Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.
(c)Disability; Death. If Executive’s employment with the Company is terminated due to Executive becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).
(d)Voluntary Resignation; Termination for Cause. If Executive voluntarily terminates Executive’s employment with the Company (other than for Good Reason) or if the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive Executive’s earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, COBRA).
(e)Timing of Payments. Subject to Section 4, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.
(f)Exclusive Remedy. In the event of a termination of Executive’s employment with the Company, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Offer Letter, other than those benefits expressly set forth in Section 3 of this Agreement or pursuant to written equity award agreements with the Company.
4.Conditions to Receipt of Severance.
(a)Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 4(d)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 3, (ii) the date the Release becomes effective, or (iii) Section 4(d)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.
(b)Post-Separation Restrictive Covenants. Executive hereby acknowledges and confirms Executive’s existing post-separation obligations, including, without limitation, Executive’s non-solicitation obligations, pursuant to the Confidential Information Agreement (as defined in Section 9). In the event Executive violates the provisions of the Confidential Information Agreement following the date hereof, all severance pay and other benefits to which Executive may otherwise be entitled pursuant to Section 3(a) or 3(b) shall cease immediately and the Company shall be entitled to prompt repayment of the gross amount of all severance pay and other benefits paid or provided to Executive through such date pursuant to this Agreement, subject to applicable law. The covenant contained in this Section 4(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4(b). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4(b) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.
(c)Confidential Information Agreement and Other Requirements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined in Section 9) executed by Executive in favor of the Company and the provisions of this Agreement.
(d)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended constitute to Deferred Payments for purposes of clause (i) above
(iv)Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
(v)To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.
(vi)Any tax gross-up that Executive is entitled to receive under this Agreement or otherwise shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which Executive remits the related taxes.
(vii)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(viii)The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5.Limitation on Payments.
(a)Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 5(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.
(b)Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by an independent firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.
6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Cause. “Cause” shall mean the occurrence of any of the following events:
(i)Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
(ii)the material breach by Executive of any agreement between Executive and the Company;

(iii)Executive’s material failure to comply with the Company’s written policies or rules;
(iv)Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;
(v)Executive’s gross negligence or willful misconduct;
(vi)Executive’s continuing failure to perform assigned duties after receiving written notification of such failure from the Company, or
(vii)Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation.
(b)Change in Control. “Change in Control” means the occurrence of any of the following:
(i)any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)), other than any person who currently owns more than a majority of the Company’s Common Stock, becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control;
(ii)a consolidation or merger of the Company with or into another entity, unless the stockholders of the Company immediately before such consolidation or merger own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation or merger;
(iii)the sale of all or substantially all of the assets of the Company; or
(iv)the liquidation, dissolution or winding up of the entity.
Notwithstanding anything to the contrary, (x) a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; and (y) to the extent necessary to avoid the imposition of taxes and penalties under Code Section 409A, a Change in Control shall not be deemed to have occurred for purposes of the Plan unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Code Section 409A shall not be deemed to constitute a Change in Control.
(c)Code. “Code” means the Internal Revenue Code of 1986, as amended.
(d)Disability. “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(e)Equity Plans. “Equity Plans” means the Company’s (i) 2025 Equity Incentive Plan, and (ii) 2015 Equity Incentive Plan, in each case as amended, restated, or otherwise modified from time to time.
(f)Good Reason. “Good Reason” shall mean the termination of Executive’s employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Executive’s consent, of one or more of the following:
(i)A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; or
(ii)A material reduction in Executive’s base compensation (except where both of the following criteria are satisfied: (x) there is a reduction applicable to all similarly situated executive officers generally, and (y) such reduction occurs prior to a Change in Control); provided, that a reduction of less than ten percent (10%) prior to a Change in Control will not be considered a material reduction in base compensation.
Executive may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason,” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.
(g)LTI Award. “LTI Award” means any Award as defined in and pursuant to the LTI Cash Plan.
(h)LTI Cash Plan. “LTI Cash Plan” means the Prosper Marketplace, Inc. Long-Term Cash Incentive Plan of the Company, as in effect from time to time.
(i)LTI Performance Period. “LTI Performance Period” means any Performance Period as defined in and pursuant to the LTI Cash Plan.
(j)Section 409A. “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.
(k)Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
(l)Tenured Executive. “Tenured Executive” means an executive that has been employed with the Company for at least thirty-six (36) months.
7.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.Arbitration.
(a)Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.
(b)Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(c)Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Alameda County, California.
(d)Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
(e)Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.
(f)Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
9.Confidential Information. Executive agrees to continue to comply with and be bound by the Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) entered into by and between Executive and the Company, dated ____________.
10.Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, delivered by a recognized national overnight courier service, or delivered by email (if to the Company, to legalnotices@prosper.com, and if to Executive, to the last email address known by the Company). In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.
11.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement amends and restates, supersedes, and replaces in its entirety any prior Severance and Change in Control Agreement between the parties (including the Original Agreement), and constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, without limitation, any severance payments and/or benefits contained in the Offer Letter, but excluding any equity or equity-based award agreements entered into between Executive and the Company. Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any severance payments and/or benefits based on the termination of Executive’s employment and Executive hereby agrees that he or she has no such rights except as stated herein. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
(e)Supersession of Prior Agreement. This Agreement amends and restates in its entirety, and supersedes and replaces, the Original Agreement. As of the Effective Date, the Original Agreement shall terminate and be of no further force or effect, and all rights and obligations of the parties thereunder shall be governed exclusively by this Agreement.
(f)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes, as determined in the Company’s reasonable judgment.

(i)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY    PROSPER MARKETPLACE, INC.

By:    David Kimball
Title:    Chief Executive Officer
Date:

EXECUTIVE
    By:
Date: